DAVENPORT HOUSING VII, L.P.

FINANCIAL REPORT

December 31, 2008 and 2007

TABLE OF CONTENTS

		Page
INDEPENDENT AUDITOR'S REPORT		1
FINANCIAL STATEMENT
●	Balance sheets	2
●	Statements of changes in partners' equity	3
●	Notes to financial statements	4 to 8

Tom Engellmann CPA

1111 East River Drive, Davenport, Iowa 52803
(563) 323-3568 FAX (563) 326-6204

Independent Auditor's Report

To the Partners
Davenport Housing VII, L.P.
Davenport, Iowa

I have audited the accompanying balance sheets of Davenport Housing VII, L.P. as of December 31, 2008 and 2007 and the statements of changes in partners' equity for the years then ended. These financial statements are the responsibility of the partnership's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with U.S. generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davenport Housing VII, L.P. as of December 31, 2008 and 2007 and the changes in partners' equity for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Tom Engelman, CPA
March 29, 2010
Davenport, Iowa

DAVENPORT HOUSING VII, LP
BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS
Current assets
Cash, operations	$2,868	$3,079
Cash, restricted	—	206,797
Related party receivables, net of allowance for bad debts	24,746	—
Total current assets	27,614	209,876

Rental assets
Land	50,000	50,000
Construction in progress	4,519,800	3,561,474
	4,569,800	3,611,474
Intangible asset, net	50	70
Total assets	$4,597,464	$3,821,420

LIABILITIES AND PARTNERS' EQUITY
Current liabilities
Accounts payable	$—	$15,731
Accrued interest payable	23,104	7,601
Accrued real estate taxes	31,897	10,091
Construction loan payable	1,750,000	1,041,000
Current portion of long tent debt	96,064	6,018
Total current liabilities	1,901,065	1,080,441

Long term liabilities
Notes payable, net of eutTent portion above	150,030	93,012
Due to related parties	115,650	43,250
Long team real estate taxes payable	4,946	10,269
Total long term liabilities	270,626	146,531

Total liabilities	2,171,691	1,226,972
Partners' equity	2,425,773	2,594,448
Total liabilities and partners' equity	$4,597,464	$3,821,420

DAVENPORT HOUSING VII, LP
STATEMENTS OF CHANGES IN PARTNERS' EQUITY
For the Years Ended December 31, 2008 and 2007

	Investment Limited Partners		General Partner	Administrative General Partner
	WNC Housing Tax Credit Fund VI	WNC Housing L.P.	Chris Ales	Signature Holding Co	Total
Balances, December 31, 2006	$-	$-	$788	$29,765	$30,553

Capital contributions	1,974,000	-	200,000	385,163	2,559,163
Net income	4,731	-	-	1	4,732
Reclassifications of contributions	(203)	226	(200,788)	200,765	-

Balances, December 31, 2007	$1,978,528	$226	$-	$615,694	$2,594,448

Capital contributions	52,406	-	-	-	52,406
Net income	5,037	1	-	-	5,038
Distributions	-	-	-	(226,119)	(226,119)

Balances, December 31, 2008	$2,035,971	$227	$	$389,575	$2,425,773

DAVENPORT HOUSING Vii, L.P.
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2008 and 2007

Note Summary of significant accounting policies

Organization and nature of business

Davenport Housing VII, L.P. (the "Partnership") was formed as an Iowa limited partnership on October 17, 2005, to acquire, construct, own, and operate the Project in order to provide low-income housing tax Credits to the Partners and to sell the Project. Effective June 6, 2007, the Partnership executed an amended and restated Certificate of Limited Partnership (the "Agreement") whereby partners withdrew and new partners were admitted. Signature Holding Company, au Iowa corporation, was the general partner and had a 0.005%. partnership interest. WNC Housing Tax Credit Fund VI, Series 13, LP is the investment limited partner and has a 99.98% partnership interest, WNC Housing, LP is the special limited partner and has a 0.01% partnership interest, Iowa Tax Credit Fund X, LP is the Class B limited partner and has a 0.005% interest. The investment limited partner, acting within the limits of the Agreement, changed Signature Holding Company into the administrative general partner and installed Shelter Resources Corporation as managing general partner as of November 3, 2008. The term of the Partnership shall continue until December 31, 2500, unless sooner dissolved in accordance with the provisions of the Agreement.

The Partnership was formed to acquire land and to construct and operate a residential apartment project located in Davenport, Iowa, known as Marycrest Senior Housing IV (the "Project"). The Project consists of twenty units. The Project has been designed to meet the demand for affordable housing and is expected to be eligible to receive federal low-income housing tax credits, which are allocated to the partners. The Project was not completed as of December 31, 2008. The Partnership used the services of affiliates of the general partner, Signature Construction Company,  to construct, and Signature Management Company, to manage the property through November 3, 2008. Future operations could be affected by changes in economic or other conditions in that geographic area or by changes in federal low-income housing subsidies or the demand for such housing.

Pursuant to the Agreement, as of December 31, 2008, the investment limited partner, the special limited partner and the prior general partner had made capital contributions of $2,026,203, $226 and $615,716, respectively. Per the Agreement, the investment limited partner is required to provide a total of $2,252,983 in capital contributions.

The Partnership should qualify for "Low-income Housing Tax Credits" as currently allowable under Section 42 of the Internal Revenue Code and allocated by the Iowa Housing Authority. No provision has been made for income taxes in the accompanying financial statements since such taxes, if any, are the liability of the respective partners.

Basis of accounting

The financial statements of the Partnership are prepared on the accrual basis of accounting, and in accordance with accounting principles generally accepted in the United States of America. The financial statements do not include the assets and liabilities of the partners.

DAVENPORT HOUSING Vii, L.P.
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2008 and 2007

  Note 1 Summary  of significant accounting policies, continued

Rental property and depreciation

Rental property is recorded at cost, including acquisition and construction in progress. Depreciation will he provided on the straight-line method over the estimated useful lives of the respective assets. For income tax purposes, depreciation will be provided using accelerated and straight-line methods over the cost recovery periods prescribed in the Internal Revenue Code.

Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets Disposed Of', requires that management review the real estate and intangible assets' carrying values for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. No impairment losses were recognized for the years ended December 31, 2008 or 2007, respectively.

Compensated absences

The Partnership does not accrue for compensated absences because it does not have any direct employees. All wages and salaries are reimbursed to the construction contractor, an affiliate of the prior general partner.

Estimates

In preparing financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 Related party transactions

Receivables

Davenport Housing V, LP which has a limited partner (WNC Tax Credit Partnership XIX), that is a sister partnership with the Partnership's limited partner had $24,746 in loan interest paid by the Partnership.

Development fee payable

The Partnership entered into a development agreement with Signature Development Company, an affiliate of the administrative general partner, in the amount of $360,000, of which $180,000 had been earned and paid as of December 31, 2008. The development fee is payable from net cash flow in accordance with the Agreement, and is non interest bearing.

DAVENPORT HOUSING Vii, L.P.
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2008 and 2007

Note 2 Related partv transactions, continued

Construction contract payable

Signature Construction Company, an affiliate of the administrative general partner, signed a contract for $1,909,479 subsequently increased to $3,134,479, to construct the project. As of December 31, 2008, $3,913,500 had been paid on this contract.

Change in general partner

The investment limited partner, acting through the special limited partner and within the terms allowed under the Agreement changed the general partner into the administrative general partner for cause as of November 3, 2008 and installed Shelter Resources Corporation, an affiliate of the special limited partner as the new managing general partner.

Capital contributions

The investment limited partner made capital contributions in the amount of $1,973,797 and $52,406 during the years ended December 31, 2008 and 2007, respectively.

Capital distributions

The administrative general partner drew cash of $226,119 during the year ended December 31, 2008 in possible violation of the Agreement.

Note 3 Restricted assets

Pursuant to the Agreement, a construction completion reserve account was funded with a certificate of deposit in the amount of $200,000 from proceeds of the first installment of limited partner capital. In addition, an escrow account had been established with a local supplier. Restricted assets are summarized as follows at December 31, 2008 and 2007:

	2008	2007
Construction completion reserve	$-	$204,954
Construction escrow account	-	1,843
	$-	$206,797

DAVENPORT HOUSING Vii, L.P.
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2008 and 2007

Note 4 Related party receivables

Related party receivables consist of $24,746 of interest paid on Davenport Housing V, L.P.'s loan by the Partnership during the year ended December 31, 2008.

Note 5 Rental assets

Rental assets are summarized as follows at December 31, 2008 and 2007:

	2008	2007
Land	$50,000	$50,000
Construction in. progress4,519,800	3,561,474
	$4,569,800	$3,611,474

Note 6 Intangible asset

Intangible asset is summarized as follows at December 31, 2008 and 2007:

	2008	2007
Start up cost	$100	$100
Less accumulated amortization	(50)	(30)
	$50	$70

Note 7 Notes payable

Construction note payable

On June 8, 2007, the Partnership obtained a loan from Valley Bank, Eldridge, Iowa, secured by a mortgage held on the real estate owned for a maximum of $1,050,000 bearing interest at a rate of 7.95% per annum. This loan is a construction loan with interest only paid with an initial maturity date of June 8, 2008, and loan balance of $1,041,000 as of December 31, 2007. On April 11, 2008, this loan maximum was increased to $1,750,000, with the rate subsequently changing to 7.5% on June 8, 2008 and 5.5% on October 15, 2008. The total principal balance on this loan as of December 31, 2008 was $1,750,000.

DAVENPORT HOUSING Vii, L.P.
NOTES TO FINANCIAL STATEMENT
DECEMBER 31, 2008 and 2007

Note 7 Notes payable, continued

Other notes payable
On September 20, 2007, the Partnership obtained a loan from Scott County Housing Council, Davenport, Iowa, secured by the signature of the prior general partner for $100,000 bearing interest at a rate of 5.75% per anum. This loan is to be amortized over twelve years with a maturity date of October 1, 2019.

On December 17, 2007, the Partnership obtained a HOME loan from the City of Davenport, Davenport, Iowa, secured by a mortgage on the real estate owned for $274,000 bearing a stated interest at a rate of 0% per arum. This loan is to be amortized over forty years with principal and interest accruing and due after fifteen years, with annual payments of interest only of $6,850 for the first fifteen years. The partnership has drawn $150,030 on this loan through December 31, 2008, with the balance due being $150,030 as of December 31, 2008.

Scheduled below are the other notes payable balances as of December 31, 2008 and 2007, respectively:

	2008	2007
Scott County Housing Council	$96,064	$99,030
City of Davenport, HOME loan	150,030	-
	246,094	99,030
Less current portion	(96,064)	(6,018)
	$150,030	$93,012

Interest expense amounted to $107,959 and $62,656 for the years ended December 31, 2008 and 2007, respectively, and was entirely capitalized into construction in progress.

Aggregate annual maturities of the other notes payable at December 31, 2008 are:

2009	$96,064
After 2013	150,030
$246,094

Nate 8 Subsequent events

The Partnership completed construction on the project in November, 2009, and received occupancy permits from the City of Davenport as of December 1, 2009.

The investment limited parted removed the administrative general partner for cause in November, 2009.